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[PEABODY ENERGY GRAPHIC]                                          PEABODY ENERGY
                                                                    NEWS RELEASE

                                                                  CONTACT:
                                                                  Vic Svec
                                                                  (314) 342-7768





FOR IMMEDIATE RELEASE
---------------------
March 7, 2003

PEABODY ENERGY (NYSE: BTU) ANNOUNCES PLANNED
PRIVATE OFFERING OF $500 MILLION OF SENIOR NOTES
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ST. LOUIS, March 7 - Peabody Energy today announced that it is planning an offering of $500 million of senior notes due 2013 to certain institutional investors in a transaction that is exempt from the registration requirements of the Securities Act of 1933.

     This offering is one of several transactions intended to refinance a substantial portion of the company's debt and reduce interest expense. The company also announced last week that it is arranging a new $600 million revolving credit facility and a new $600 million bank term loan. A portion of the proceeds from the new credit facility and this offering will be used to fund the repurchase of the company's existing 8 7/8% senior notes and 9 5/8% senior subordinated notes, which the company is seeking to acquire through a tender offer commenced on Feb. 27, 2003.

     The senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2002 sales of 198 million tons of coal and $2.7 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.